Exhibit (d)(35)

Schedule A

Trusts and Portfolios Covered by the Sub-Advisory Agreement, dated as of September 9, 2008, between

FMR Co., Inc.

and

Fidelity Management & Research (Hong Kong) Limited

Name of Trust	Name of Portfolio	Type of Fund	Effective Date
Fidelity Fixed-Income Trust	Fidelity Dynamic Strategies Fund	Asset Allocation	09/09/2008

Agreed and Accepted

as of September 9, 2008

FMR Co., Inc.	Fidelity Management & Research (Hong Kong) Limited

By: /s/ JS Wynant By: /s/ JS Wynant

Name: JS Wynant Name: JS Wynant

Title: Vice President Title: Treasurer